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Exhibit 10.2

***** PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE OMISSIONS HAVE BEEN INDICATED BY ASTERISKS ("*****"), AND THE OMITTED TEXT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

MULTIPLE YEAR CONTRACT
FOR THE
PURCHASE AND SALE OF FERTILIZER

        THIS AGREEMENT is made and entered into as of this 1st day of July, 2005 by and between CF INDUSTRIES, INC., a Delaware corporation, having its principal place of business at One Salem Lake Drive, Long Grove, Illinois 60047 (hereinafter referred to as "Supplier") and GROWMARK, INC., a Delaware corporation, having its principal place of business at 1701 Towanda Avenue, Bloomington, Illinois (hereinafter referred to as "Customer").

W I T N E S S E T H:

        WHEREAS, Supplier is engaged in selling ammonia, UAN solution (as 28% equivalent), urea, DAP and MAP ("Product");

        WHEREAS, Customer desires to purchase, and Supplier desires to sell, Product in accordance with the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained Customer and Supplier hereby agree as follows:

        1.    Purchase and Sale Commitment.

          (a)   Customer shall purchase and Supplier shall sell the Requirement Volume of Product set forth below during the initial Contract Year (as hereinafter defined) of this Agreement:

Product	Requirement Volume	Sales Target Volume
Ammonia	***** S.T.	***** S.T.
UAN Solution (as 28% equivalent)	***** S.T.	***** S.T.
Urea	***** S.T.	***** S.T.
DAP	***** S.T.	***** S.T.
MAP	***** S.T.	***** S.T.

          The Requirement Volume for each subsequent Contract Year shall be set forth in a notice from Customer to Supplier delivered on or before the first day of June preceding a Contract Year and, for each Product, shall be not less than sixty-five percent (65%) nor more than one-hundred percent (100%) of the Sales Target Volume for such Product for such Contract Year.

          (b)   Customer also intends, but shall not be obligated, to purchase and Supplier also intends, but shall not be obligated, to sell for each Product an additional volume (the "Additional Volume") equal to the Sales Target Volume less the Requirement Volume. The Sales Target Volume for the initial Contract Year is set forth in Section 1(a) of this Agreement. The Sales Target Volume for each Product for each subsequent Contract Year shall be set by mutual agreement of the parties on or before the first day of May preceding a Contract Year and, in the absence of such mutual agreement on or before the first day of May, shall be set by Supplier for each Product in a notice to Customer and shall be not more than one hundred percent (100%) nor less than ninety-five percent (95%) of the Sales Target Volume for such Product set at the beginning of the preceding Contract Year (i.e., unadjusted by any change pursuant to Section 1(c), Section 1(d), Section 1(f), Section 1(g) or Section 15(c) of this Agreement).

          (c)   In the event Customer receives a bona fide offer from a third party during any Contract Year, which offer (i) provides for the sale of Product to Customer, (ii) Customer desires to accept and (iii) may impact Customer's ability or willingness to purchase the Sales Target Volume, Customer shall notify Supplier (the "Third Party Purchase Notice") of the volume of Product it intends to purchase, the terms and conditions of such purchase and the date and time by which Supplier must respond to such Third Party Purchase Notice. Supplier shall have until the time and date set forth in such Third Party Purchase Notice to agree to sell the specified volume of Product to Customer on the terms and conditions set forth in the Third Party Purchase Notice. If Supplier fails to respond to the Third Party Purchase Notice within the time specified, or if Supplier declines to sell the specified volume of Product to Customer, Customer may purchase the specified volume of Product from such third party on the terms and conditions set forth in the Third Party Purchase Notice and the Sales Target Volume shall be reduced by an amount equal to the volume of Product so purchased by Customer (provided, however, that the Sales Target Volume shall not be reduced below the Requirement Volume).

          (d)   In the event Supplier receives a bona fide offer from a third party during any Contract Year, which offer (i) provides for the purchase of Product from Supplier, (ii) Supplier desires to accept and (iii) may impact Supplier's ability or willingness to supply the Sales Target Volume, Supplier shall notify Customer (the "Third Party Sale Notice") of the volume of Product it intends to sell, the terms and conditions of such sale and the date and time by which Customer must respond to such Third Party Sale Notice. Customer shall have until the time and date set forth in such Third Party Sale Notice to agree to purchase the specified volume of Product from Supplier on the terms and conditions set forth in the Third Party Sale Notice. If Customer fails to respond to the Third Party Sale Notice within the time specified, or if Customer declines to purchase the specified volume of Product from Supplier, Supplier shall be free to sell the specified volume of Product to such third party on the terms and conditions set forth in the Third Party Sale Notice and the Sales Target Volume shall be reduced by an amount equal to the volume of Product so sold by Supplier (provided, however, that the Sales Target Volume shall not be reduced below the Requirement Volume).

          (e)   Notwithstanding the provision of Section 17(b) of this Agreement, the Third Party Purchase Notice and the Third Party Sale Notice shall be delivered to the following individuals:

Supplier	Customer
Product Sales Representative, Product Sales Manager and Director, Product Sales	Marketing Manager Plant Food and Crops Division, Manager Supply Manager, Plant Food

          The Third Party Purchase Notice and the Third Party Sale Notice, again notwithstanding the provisions of Section 17(b) of this Agreement, may be sent by email provided the sender has been notified of the recipient's email address.

          (f)    Without limiting Supplier's obligations under Section 1(d) of this Agreement, in the event that, at any time during a Contract Year, Supplier reduces the volume of Product available for sale and such action may impact Supplier's ability to supply the Sales Target Volume, Supplier may reduce the Sales Target Volume for such Contract Year (but not below the Requirement Volume) by delivering notice to Customer advising Customer of such reduction in the Sales Target Volume.

          (g)   Supplier shall not be obligated to accept any order for Product if, at the time Customer orders such Product, the cumulative volume of such Product ordered by Customer is in excess of the volume set forth in the Take Pattern (as hereinafter defined). If, after accepting an order from Customer, Supplier determines that Supplier cannot supply the Product ordered in accordance with the Take Pattern, Supplier shall promptly notify Customer (the "Order Modification") of the revised manner and date the Product will be supplied. Customer shall then have the option, exercisable by delivering notice to Supplier on or before 5:00 p.m. Central Time on the second business day following delivery of the Order Modification, of either (i) terminating the order without obligation for payment (in which case the volume of Product ordered shall reduce the Requirement Volume and the Sales Target Volume and shall be included in the Overall Annual Tonnage for purposes of calculating any incentive payment under Performance Incentive No. 5) and, at Customer's option, purchasing the Product ordered from a third party at a commercially reasonable price or (ii) accepting the changes set forth in the Order Modification. In the event Customer fails to notify Supplier of its election on or before 5:00 p.m. Central Time on the second business day following delivery of an Order Modification, Customer shall be deemed to have accepted the changes set forth in the Order Modification.

          (h)   The Requirement Volume and the Sales Target Volume set forth in Section 1(a) of this Agreement are based upon Customer receiving from ***** ("*****") an order for ***** tons of urea (the "***** Urea Commitment") and ***** tons of DAP (the "***** DAP Commitment") for the then current Contract Year. In the event Customer receives a reduced commitment (or no commitment) from ***** for urea or for DAP in the then current Contract Year, and provided Customer notifies Supplier of such reduced commitment on or before October 1 of the then current Contract Year, (i) the Requirement Volume and the Sales Target Volume for urea shall be reduced by the difference between the ***** Urea Commitment and the actual commitment received by Customer from ***** for urea for such Contract Year and (ii) the Requirement Volume and the Sales Target Volume for DAP shall be reduced by the difference between the ***** DAP Commitment and the actual commitment received by Customer from ***** for DAP for such Contract Year.

        2.    Price.    Product purchased by Customer under this Agreement, except to the extent purchased under Section 1(c) or Section 1(d) of this Agreement, shall be purchased either as (i) a Cash Sale, (ii) an Index Sale, (iii) a Forward Pricing Sale or (iv) a Negotiated Sale (each of which "Sales" is hereinafter defined). Customer shall notify Supplier with each order for Product whether it will purchase Product as a Cash Sale, an Index Sale, a Forward Pricing Sale or a Negotiated Sale and the Delivery Terms (as hereinafter defined) subject, at all times, to the Take Pattern. In the absence of an election by Customer of the type of "Sale" applicable to a specific Product purchase, such purchase shall be deemed to be a Cash Sale. In the absence of an election by Customer of the Delivery Terms applicable to a specific Product purchase as set forth in Section 8 of this Agreement, such purchase shall be deemed to be on an FOB (Customer pays freight) basis.

        Supplier covenants with Customer (which covenant is intended to be for the sole benefit of Customer) that the price published by Supplier (excluding prices published for turf sales and nonagricultural sales) at any specific time during the term of this Agreement for Cash Sales, Index Sales and Forward Pricing Sales shall be the same for all customers. The price published by Supplier for any Product may be changed from time to time by Supplier. The foregoing covenant shall not be deemed violated by spot sales or negotiated sales which sales, at times, may include incentives.

        Supplier further covenants with Customer that, in the event Supplier has entered into an agreement for a negotiated sale of Product (i) at a price (before applicable incentives) which is less than the price published by Supplier for such Product by at least $***** per short ton under any "Sale" type available at the time of the negotiated sale and having the same mode of transport, the same source of supply as is available to customer according to the Take Pattern and the same market of delivery and (ii) which is for a volume of ***** or more short tons, Supplier shall notify Customer (the "Negotiated Sale Notice") of the price, volume and other terms and conditions of such sale and the date and time by which Customer must respond to such Negotiated Sale Notice. Customer shall have until the time and date set forth in the Negotiated Sale Notice to agree to purchase the specified volume of Product from Supplier on the terms and conditions set forth in the Negotiated Sale Notice. If Customer fails to respond to the Negotiated Sale Notice within the time specified, or if Customer declines to purchase the specified volume of Product from Supplier on the terms and conditions set forth in the Negotiated Sale Notice, Customer shall be deemed to have waived its right to purchase the specified volume of Product at the price, in the manner and on the terms set forth in the Negotiated Sale Notice.

          (a)    Cash Sale.    "Cash Sale" shall refer to a sale of Product at the price set forth in Supplier's published weekly cash price list in effect (i) on the requested ship date in the case of delivery by rail (or, if the Product is not available from Supplier for shipment on such date, on the earliest date thereafter that Product is available from Supplier for shipment) or (ii) on the actual date of shipment in all other cases.

          (b)    Index Sale.    "Index Sale" shall refer to a sale of Product at the published index price specified under a special index based pricing program for purchase of Product that may, from time to time, be offered by Supplier (the "Index Pricing Program") plus applicable freight charges at the time of shipment to the extent such Index Pricing Program is offered by Supplier during the term of this Agreement and subject to the terms and conditions of such Index Pricing Program. The terms and conditions set forth in the Index Pricing Program shall supplement the terms and conditions set forth in this Agreement and, in the event of any conflict between specific terms or conditions set forth in the Index Pricing Program and specific terms or conditions set forth in this Agreement, the specific terms and conditions set forth in the Index Pricing Program shall control provided that Customer has agreed, in writing, to the terms and conditions set forth in the Index Pricing Program.

          (c)    Forward Pricing Sale.    "Forward Pricing Sale" shall refer to a sale of Product at the published forward price specified under a special pricing program for advance purchase of Product (the "Forward Pricing Program") plus applicable freight charges at the time of shipment. Each Monday through Thursday afternoon that Supplier is open for business during the term of this Agreement Supplier shall offer Product for sale under the Forward Pricing Program provided that the New York Mercantile Exchange is scheduled to trade natural gas contracts in an Open Outcry session on the next business day following the offering of the Forward Pricing Program. Furthermore, Supplier shall offer for sale in those months identified by Supplier as "Forward Months" in the Forward Pricing Program at least seventy-five percent (75%) of the month's Sales Target Volume for each Product as set forth in the Take Pattern. The terms and conditions set forth in the Forward Pricing Program shall supplement the terms and conditions set forth in this Agreement and, in the event of any conflict between specific terms and conditions set forth in the Forward Pricing Program and specific terms and conditions set forth in this Agreement, the specific terms and conditions set forth in the Forward Pricing Program shall control unless otherwise agreed to by Supplier and Customer.

          (d)    Negotiated Sale.    "Negotiated Sale" shall refer to the sale of Product at a price offered by Customer and accepted by Supplier, or at a price offered by Supplier and accepted by Customer, as the case may be; provided, however, that except as otherwise provided in Section 2 of this Agreement Supplier shall have no obligation to accept any offer made by Customer, to make any offer to Customer or to make any sales of Product on a "Negotiated Sale" basis.

        3.    Term.    The initial term of this Agreement shall commence on July 1, 2005 and shall continue through June 30, 2006. Provided that the common stock of Supplier first trades on the New York Stock Exchange or NASDAQ on or before January 1, 2006, the term of this Agreement shall be automatically renewed for a subsequent term commencing on July 1, 2006 and continuing through June 30, 2008. Provided that this Agreement is extended beyond July 1, 2006, then at the expiration of the then current term of the Agreement, the term of this Agreement shall be automatically renewed for successive periods of one-year each unless terminated in writing by either party on or before January 1 of the then current Contract Year. For purposes of this Agreement, "Contract Year" shall mean the twelve month period beginning on July 1 and including the following June 30.

        4.    Incentives.

          (a)   The Performance Incentives set forth on Schedule A attached hereto and made a part hereof will be available to Customer and will be applied as an adjustment to the purchase price of Product in the manner and at the times set forth on Schedule A provided Customer satisfies the requirements for the Performance Incentives as set forth on Schedule A.

          (b)   The Performance Incentives offered to Customer under this Agreement shall be equal to the highest comparable Performance Incentives, calculated on a per ton basis, granted to any other customer under a Requirements Contract. A "Requirements Contract", for purposes of this Agreement, shall mean a contract by which a customer is obligated to purchase, over a fixed period of time, a fixed amount of Product or a fixed percentage of that customer's requirements for Product.

        5.    Scheduling.    Supplier and Customer will agree, on or before June 15 preceding each Contract Year of this Agreement, to a mutually acceptable take pattern (the "Take Pattern") for the Sales Target Volume and the Requirement Volume including, among other things, the monthly rate of delivery of Product (it being intended that Product will be supplied, to the extent possible, ratably during any specific month of the Contract Year), the source and region of delivery from which Product will be provided to Customer and the mode of transportation desired by Customer (truck, rail, barge, vessel or pipeline). The parties agree that the rate of delivery of the Requirement Volume shall be spread ratably over each quarter of the Contract Year on the same percentage basis as the Sale Target Volume. Supplier and Customer will revise, as necessary, and agree upon a mutually acceptable revised Take Pattern on or before September 15, December 15 and March 1 during each Contract Year; provided, however, that the Take Pattern for ammonia shall be revised only on December 15 of each Contract Year. Customer acknowledges that Supplier may have certain limitations on specific modes of transport that must be considered when establishing the Take Pattern and that Supplier reserves the right to determine the sources and regions of delivery from which Product will be provided to Customer; provided, however, that the established and the revised Take Pattern shall be generally consistent with the Take Pattern of the immediately preceding Contract Year.

        6.    Payment.    Except in the case of Forward Pricing Sales (where payment terms are specified in the Forward Pricing Program), Customer shall pay Supplier in full for all Product purchased and for all other charges invoiced hereunder not later than twenty-five (25) calendar days after the date of Supplier's invoice in the case of shipments by rail, truck or pipeline, not later than ten (10) calendar days after the date of Supplier's invoice in the case of shipments by barge and upon receipt of Seller's invoice (and the Certificate of Analysis, Certificate of Weight and Draft Survey if not previously delivered to Customer) in the case of shipments by vessel. Payment for all invoices shall be made by electronic funds transfer (ACH) for the credit of Supplier to such banking institution as may be specified by Supplier. If the due date for any payment falls on a weekend or a holiday, the payment must be received by the Supplier on the next day on which the Federal Reserve Bank of Chicago is open for business.

        7.    Taxes and Other Charges.    Any tax, duty, inspection fee or other charge levied upon the sale, shipment, delivery, use or storage of Product sold hereunder (but excluding any income taxes payable on the sale of Product and any taxes or duties on the import of Product into the United States) shall be separately itemized on Supplier's invoice and shall be paid by Customer. Any such payment shall either be made directly by Customer or added to the purchase price and remitted by Supplier as required by applicable law. Customer shall obtain, at its expense, any licenses, permits or other registrations required to accept delivery of Product.

        8.    Delivery Terms.    Customer may elect among the following delivery types and freight payment options to the extent offered by Supplier when submitting an order for Product:

          (a)    FOB (Supplier pays freight).    FOB (Supplier pays freight) means that Supplier arranges the transportation of Product, that Supplier advances the costs of transportation and that Customer reimburses Supplier for such costs;

          (b)    FOB (Customer pays freight).    FOB (Customer pays freight) means that Customer arranges and pays for the transportation of Product;

          (c)    FOB (Consignee pays freight).    FOB (Consignee pays freight) means that the consignee receiving the Product arranges and pays for the transportation of Product;

          (d)    FOB (Third Party pays freight).    FOB (Third Party pays freight) means that a third party selected by Customer arranges and pays for the transportation of Product;

          (e)    FOB (Third Party Supplier pays freight).    FOB (Third Party Supplier pays freight) applies in those cases where Product is sourced from a facility other than Supplier's and the third party supplier arranges and pays for the transportation of Product. In such cases, Supplier reimburses the third party supplier for the cost of transportation and Customer reimburses Supplier for such costs;

          (f)    Delivered (other than truck shipments with freight allowance).    Delivered (other than truck shipments with freight allowance) means that Supplier arranges and pays for the transportation of Product; and

          (g)    Delivered (truck shipments with freight allowance).    Delivered (truck shipments with freight allowance) means that Customer arranges and pays for the transportation and that the Product price is reduced by Supplier's applicable freight allowance for the delivery point shown on Supplier's transportation documents. In the event the Product is delivered to a delivery point other than that shown on Supplier's transportation documents, (i) the price for the Product will be recalculated as of the date of shipment for the market of actual delivery and (ii) the applicable freight allowance (determined by Supplier) will be recalculated as of the date of shipment for the market of actual delivery (such freight allowance to be reduced by all costs incurred in such recalculation); provided, however, that the price for the Product shall not be reduced below the price for the Product in the market shown on Supplier's transportation documents and the freight allowance shall not be increased above the allowance (determined by Supplier) for the market shown on Supplier's transportation documents.

        9.    Title and Risk of Loss.    Except in those cases described later in this Section, title to all Product and risk of loss shall pass to Customer at the time the Product is loaded onto barge, truck, railcar or other applicable transport (or, in the case of distribution by pipeline, at the time the Product passes the flange connection of Customer's intake manifold at Customer's terminal). In the case where the order or contract specifies that the Product will be "Delivered" and delivery is by a method other than truck with a freight allowance, title to all Product and risk of loss shall pass to Customer when the Product is constructively placed at its destination. In the case of a "Bulk" transfer (i.e., where the Product remains in storage and is not transported to a new location), title to all Product and risk of loss shall pass to Customer as of the date on Supplier's invoice for the Product.

        10.    Product Warranty.    Supplier warrants that the Product will (i) conform to Supplier's Product Specification Sheet in effect at the time an order for Product is submitted, (ii) be delivered free and clear of all liens, claims, security interests, encumbrances or other agreements that create an interest in or encumbrance on the Product by any third party and (iii) comply with all applicable federal, state and local laws and ordinances applicable to the manufacture, sale and transportation of Product. A copy of Supplier's current Product Specification Sheet is attached hereto as Exhibit A. Supplier reserves the right, at any time and from time to time, to amend the Product specifications by sending to Customer a revised Product Specification Sheet prior to shipment of the Product affected. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

        11.    Product Weight.    The volume of Product purchased shall be equal to the weight of shipped Product determined in the manner set forth in this Section. For Product shipped by trucks and railcars, the weight of the Product shipped shall be determined by the scale or metered weight measured at origin. For dry Product (for example, urea, DAP and MAP) shipped by barge, the weight of the Product shipped shall be determined by the origin barge survey. For liquid Product (for example, UAN Solution or ammonia) shipped by barge, the weight of the Product shipped shall be determined, in the case of FOB sales, by an origin survey and, in all other cases, by a destination shore tank survey. For Product shipped by vessel, the weight of the Product shipped shall be determined by an origin survey; provided, however, that in the case of liquid Product sold Delivered, the weight of the Product shipped shall be determined by a destination survey. All origin and destination surveys shall be performed by an independent surveyor selected and paid by Supplier.

        12.    Demurrage.    Customer shall be responsible for the cost of demurrage based upon Supplier's demurrage policy in effect at the time the demurrage is incurred.

        13.    Force Majeure.    Neither party shall be liable for any failure or delay in performance of any provision of this Agreement (other than to make payment due hereunder) if such failure or delay is caused by fire, flood, explosion, strike, war, insurrection, labor disputes, breakage of machinery or equipment, compliance with governmental orders, curtailment of operations to remedy violations of environmental, health or safety regulations, inability to obtain Product or fuel, supplies, materials or equipment or other similar causes beyond the reasonable control of a party hereunder. In the event a force majeure event renders a party unable to carry out its obligations under this Agreement, such party shall give notice and full particulars, including the expected duration of such force majeure event, to the other party within seventy-two (72) hours after the occurrence of such force majeure event. The obligations of the parties, so far as they are affected by such force majeure event, shall suspend during the continuance of any such force majeure event and the disabled party shall use commercially reasonable efforts to remedy the disability with all reasonable dispatch. In the event a force majeure condition occurs affecting Supplier, Supplier may elect to reduce the quantity of Product delivered or, upon the agreement of the parties, to postpone the delivery of Product. In the event Supplier elects to reduce the quantity of Product delivered, Supplier may, but shall not be obligated, to allocate its available supply among any or all customers and on such basis as Supplier, in its sole discretion, may elect without liability for failure to comply with the terms of this Agreement; provided, however, that Supplier shall use commercially reasonable efforts, after first filling orders from customers for which Supplier has received advance payment, to allocate its available supply among Requirements Contract customers.

        14.    Confidentiality.    Each party shall keep and maintain, and shall cause its officers, employees, agents and contractors to keep and maintain, the confidentiality of all information contained in or relating to the performance of this Agreement and shall not disclose any information to any third party except (i) to the extent necessary to perform its obligations under this Agreement, (ii) to a party's professional advisors or (iii) to a possible purchaser of all or any portion of a party's business operations provided such prospective purchaser agrees to the terms and conditions of this confidentiality provision and (iv) that Supplier may disclose all or any portion of this Agreement as part of any federal or state securities law filings or disclosures and except that neither party shall have any obligation of confidentiality with respect to information that (i) is generally available to the public, (ii) is or becomes known to such party through sources not bound by any obligation of confidentiality or (iii) is required to be disclosed under applicable law.

        15.    Certain Remedies.

          (a)

            (1)   In the event that Customer shall at any time (i) fail to make payment when due and such failure continues for a period of 10 (ten) business days after written notice from Supplier to Customer of such failure, (ii) become insolvent, (iii) commit any act of bankruptcy, (iv) take advantage of any law for the benefit of debtors, (v) have appointed a receiver for itself or its properties and such receiver is not discharged within sixty (60) days or (vi) fail to comply with any other terms or conditions of this Agreement and such failure continues for a period of thirty (30) days after written notice from Supplier of such failure, the Supplier may then or thereafter upon notice to Customer (a) refuse to make further deliveries hereunder, (b) terminate this Agreement (but in such event Customer shall remain liable for the payment of all Product theretofore delivered) and (c) exercise such other and further rights and remedies as it may have under this Agreement or otherwise in law or at equity. Such rights and remedies may be exercised independently and shall not be mutually exclusive.

            (2)   In the event that Supplier shall at any time (i) become insolvent, (ii) commit any act of bankruptcy, (iii) take advantage of any law for the benefit of debtors, (iv) have appointed a receiver for itself or its properties and such receiver is not discharged within sixty (60) days or (v) fail to comply with any other terms or conditions of this Agreement and such failure continues for a period of thirty (30) days after written notice from Customer of such failure, the Customer may then or thereafter upon notice to Supplier (a) refuse to take further deliveries hereunder, (b) terminate this Agreement (but in such event Customer shall remain liable for the payment of all Product theretofore delivered) and (c) exercise such other and further rights and remedies as it may have under this Agreement or otherwise in law or at equity. Such rights and remedies may be exercised independently and shall not be mutually exclusive.

          (b)   If, at the end of any quarter (or, in the case of ammonia, each semi-annual period) during each Contract Year of this Agreement, or at the termination or expiration of this Agreement, Customer has not purchased the Requirement Volume for that period as established by the Take Pattern for reasons other than Force Majeure as set forth in Section 13 of this Agreement, Customer shall pay to Supplier an amount equal to the difference between the Customer's Requirement Volume for that period and the actual volume Customer purchased during that period (the "Unfulfilled Commitment") multiplied by the greater of (i) the weighted average (using the Take Pattern as of the first day of the period) of the Supplier's weekly cash price for the Product in effect during the period or (ii) the average of the Supplier's weekly cash price for the Product in effect during the last four weeks of the period. Customer shall be entitled to take delivery of the Unfulfilled Commitment at any time prior to the last day of the sixth (6th) month following the end of the applicable period provided, however, that Customer shall pay to Supplier (i) the increase, if any, in the freight cost incurred by Supplier and (ii) a storage fee of $5.00 per ton on the Unfulfilled Commitment beginning as of the first day of the second month following the month there is an Unfilled Commitment and then $5.00 per ton on the first day of each month thereafter and continuing until Customer takes delivery of the Unfulfilled Commitment. Customer's right to take delivery of any Unfulfilled Commitment shall cease, and Customer shall have no right to take delivery of any such Unfulfilled Commitment, from and after the first day of the seventh (7th) month following the end of the applicable period.

          (c)   If, at the end of any quarter (or, in the case of ammonia, each semi-annual period) during each Contract Year of this Agreement, or at the termination or expiration of this Agreement, Supplier has failed or refused to accept orders to supply the Requirement Volume for that period as established by the Take Pattern and such failure is not caused by (i) Force Majeure as set forth in Section 13 of this Agreement or (ii) Supplier's supply capability being impaired because of an Unfulfilled Commitment being stored for Customer as set forth in Section 15(b) of this Agreement, then the difference between the Requirement Volume for the period as established by the Take Pattern and the actual volume supplied by Supplier during such period (the "Unsupplied Commitment") shall reduce the Requirement Volume and the Sales Target Volume and shall be included in the Overall Annual Tonnage for purposes of calculating any incentive payment under Performance Incentive No. 5 and, as Customer's sole and exclusive remedy, Supplier shall pay to Customer a nonperformance fee which shall be determined based on the level of deficiency expressed as a percentage (i.e., the Unsupplied Commitment for each Product divided by the Requirement Volume for that Product) and shall be equal to the Unsupplied Commitment multiplied by the Fee determined in accordance with the following schedule:

Deficiency (per Product)	Fee
0-20%	$*****/ton on the entire Unsupplied Commitment
>20%-50%	$*****/ton on the entire Unsupplied Commitment
>50%	$*****/ton on the entire Unsupplied Commitment

          (d)   Any amounts due and owing from Customer to Supplier, and any amounts due and owing from Supplier to Customer, pursuant to this Section shall be paid not later than ten (10) days after the date of invoice.

        16.    Liability Limits.    Customer's exclusive remedy against Supplier for any claim arising out of or in any way relating to this Agreement (whether in contract, tort, strict liability or otherwise) shall be for damages only and not for injunctive or other relief (whether at law or in equity); provided, however, that the parties agree that in the event of a breach or threatened breach of Section 14 of this Agreement, monetary damages would be an inadequate remedy and the parties shall be entitled to seek injunctive relief without recourse to Section 17(k) of this Agreement. In addition, Customer's sole and exclusive remedy for Supplier's failure or refusal to accept orders for the Requirement Volume shall be as set forth in Section 15(c) of this Agreement and Customer shall not be entitled to claim damages or other relief except as set forth in Section 15(c) of this Agreement. Supplier's liability for damages shall in no event exceed the purchase price of the Product with respect to which such matter arises or such claim relates. NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR BREACH OF THIS AGREEMENT OR ANY PROVISION HEREOF.

        17.    Miscellaneous.

          (a)    Assignment.    All covenants and agreements contained in this Agreement by or on behalf of Customer or Supplier will bind and inure to the respective successors and assigns of the parties hereto; provided, however, that neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

          (b)    Notices.    All notices, demands or other communications to be given or delivered hereunder will be deemed to have been given when delivered personally or two (2) business days after they have been mailed by certified or registered mail, postage prepaid and return receipt requested, or one (1) business day after they have been sent by a nationally recognized private courier service, to the recipient at the address specified below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party:

If to Supplier:	CF Industries, Inc. One Salem Lake Drive Long Grove, Illinois 60047-8402 Attention: Vice President, Sales
If to Customer:	GROWMARK, Inc. 1701 Towanda Avenue Bloomington, Illinois Attention: Vice President, Corporate Marketing and Operations

          (c)    Descriptive Headings.    The descriptive headings used herein are inserted for convenience only and do not constitute a part of this Agreement.

          (d)    Amendments and Waivers.    This Agreement may be amended, or any provision hereof waived, only in a writing or writings signed by the party intended to be bound. The waiver by a party of any breach of this Agreement or the failure of any party to enforce any of the terms and conditions of this Agreement at any time shall not in any way affect, limit or waive that party's right thereafter to enforce and compel strict compliance with every term and condition hereof.

          (e)    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

          (f)    Survival of Claims.    Termination or expiration of this Agreement shall not relieve either party of any obligation or deprive it of any right arising prior to termination.

          (g)    Conflicting Terms.    No term in any purchase order, acknowledgement form or other document from Customer or Supplier which conflicts with the terms hereof or increases Customer's or Supplier's obligations hereunder shall be binding on either party unless issued in accordance with Section 17(d) of this Agreement notwithstanding any provision in any such purchase order, acknowledgement form or other document to the contrary.

          (h)    Time.    Time is of the essence of this Agreement and of each and every provision thereof.

          (i)    Finance Charges.    Amounts not paid when due, whether owed by Customer to Supplier or by Supplier to Customer, shall accrue interest from the date due until the date paid at a monthly rate determined at the end of each month (which rate shall be equal to the quotient of (i) the average prime rate as published in the Wall Street Journal over the preceding ninety (90) day period multiplied by two (2) and then increased by two (2) percentage points divided by (ii) twelve (12), rounded to the nearest whole percentage, or, if less, at the highest rate allowed by applicable law) and such interest shall be due immediately on demand.

          (j)    Credit Quality.    Supplier shall have the right, at any time and from time to time during the term of this Agreement and upon notice to Customer, to change the payment terms applicable to Customer, in the event the financial condition or payment history of Customer is not satisfactory to Supplier in its sole discretion. Supplier shall have no liability to Customer, whether under Section 15(c) of this Agreement or otherwise, for any reduction or cessation in the supply of Product as a result of the application of this Section 17(j) of this Agreement.

          (k)    Arbitration.    All claims of breach of this Agreement by either party not barred and foreclosed shall be resolved by arbitration between the parties in St. Louis, Missouri under the auspices of and pursuant to the rules for commercial arbitration of the American Arbitration Association. Any award thereon may include monetary or, to the extent permitted by Section 16 of this Agreement, injunctive relief in the discretion of the arbitrators. Judgment upon an award duly rendered in such an arbitration proceeding may be entered by the party in whose favor the award has been made in any court having jurisdiction to do so and over the party against whom such award has been rendered.

          (l)    Transportation Equipment.    In the event Customer supplies equipment for the transportation of Product, Supplier shall have the right to inspect such equipment and to reject such equipment if Supplier, in the exercise of its reasonable discretion, believes such equipment may pose a risk of injury or contamination to persons or property. In the case of barges or vessels supplied by or at the direction of Customer, the type, size and scheduled arrival date must be approved by Supplier in the exercise of Supplier's reasonable discretion.

          (m)    Examination of Records.

          Customer shall have the right, at its expense and from time to time upon reasonable prior notice to Supplier, but not more frequently than once during each Contract Year of this Agreement, to retain an independent certified public accountant to examine the relevant sections of (i) Supplier's sales records covering the current Contract Year to verify compliance with Supplier's obligations as set forth in Section 1(d) and the third grammatical paragraph of Section 2 of this Agreement and (ii) Requirements Contracts entered into by Supplier to verify compliance with Supplier's obligations as set forth in Section 4(b) of this Agreement. Customer shall cause any accountant so retained to maintain the confidentiality of the records being examined and to report only to Customer and Supplier the amount of any discrepancy discovered by such examination.

          Supplier shall have the right, at its expense and from time to time upon reasonable prior notice to Customer, but not more frequently than once during each Contract Year of this Agreement, to retain an independent certified public accountant to examine the relevant sections of Customer's sales records covering the current Contract Year to verify compliance with Customer's obligations as set forth in Section 1(c) of this Agreement. Supplier shall cause any accountant so retained to maintain the confidentiality of the records being examined and to report only to Supplier and Customer the amount of any discrepancy discovered by such examination.

          (n)    Calculation of Volume.    For purposes of calculating the volume of Product purchased by Customer (which volume is relevant for purposes of calculating the Performance Incentives and the Unfulfilled Commitment), Product shall be deemed to have been purchased on a specific date determined in accordance with the following schedule:

Sales Type	Delivery Mode	Purchase Date
Cash Sale	Truck	Shipment Date on Bill of Lading
Cash Sale	Rail	Requested Date of Shipment from Customer and accepted by Supplier
Index Sale	Truck	Shipment Date on Bill of Lading
Index Sale	Rail and Barge	Requested Date of Shipment from Customer and accepted by Supplier
Forward Pricing Sale	All	First day of the shipment month requested by Customer
Negotiated Sale	Truck	Shipment Date on Bill of Lading
Negotiated Sale	Rail, Barge, Vessel, Bulk and Pipeline	Requested Date of Shipment from Customer

          Notwithstanding the foregoing, (i) Product will only be deemed to have been purchased by Customer if the Product is paid for in full by Customer and (ii) in the case of orders placed for delivery by truck, Product shall be deemed to have been purchased on the first day of the shipment period requested by Customer and accepted by Supplier and not on the shipment date on the bill of lading in those cases where the order placed by Customer is subject to a storage fee if Customer does not take possession of the Product prior to the expiration of the shipment period.

          (o)    Entire Agreement.    Except as otherwise specifically provided in Sections 2(b), 2(c), 10, 12 and 17(o) of this Agreement, this Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements or representations by Supplier or Customer, written or oral, relating in any way to the subject matter hereof; excepting, however, that certain Nitrogen Solution Sales Agreement dated as of July 1, 2005 between Supplier and Customer (the "East Coast UAN Agreement"). Product purchased under the East Coast UAN Agreement shall not be included in or credited against the Requirement Volume or the Sales Target Volume or in calculating the Performance Incentives; provided, however, that such Product purchases shall be considered solely for purposes of qualifying Customer for the ***** minimum ton Contract Year purchase requirement necessary to qualify for Performance Incentive No. 5 but will not be included in the Overall Annual Tonnage for calculating any incentive payment under Performance Incentive No. 5.

          (p)    Governing Law.    All questions concerning the construction, validity and interpretation of this Agreement will be governed in all instances by the law of the State of Illinois.

          (q)    Right of First Offer.

        (A)  If, during the term of this Agreement, Supplier desires to sell any or all of the real estate, with or without any or all of the machinery or equipment located thereon, commonly known as ***** Ammonia Terminal (*****), ***** Terminal/Warehouse (*****),***** Warehouse (*****) or ***** Ammonia/UAN Solution Terminal (*****) (such real estate and such machinery and equipment as Supplier desires to sell being hereinafter referred to as the "Facility" or "Facilities"), Supplier shall notify Customer (the "Offer Notice") and shall include in the Offer Notice the price and other terms and conditions on which Supplier would agree to sell a Facility or Facilities. Customer will then have a period of time (the "Offer Period") (which, initially, shall be sixty (60) days from the date the Offer Notice is delivered to Customer) to either (i) accept such offer, (ii) reject such offer or (iii) notify Supplier of a counteroffer (the "Counter Offer Notice") setting forth the price and other terms and conditions on which Customer would purchase the Facility or Facilities (it being the intent of the parties that if the Offer Notice includes more than one Facility and Customer desires to accept the offer, Customer must purchase all, and not less than all, of the Facilities set forth in the Offer Notice). If Customer fails to respond to the Offer Notice within the Offer Period, Customer shall be deemed to have rejected such offer. If Customer (i) rejects the offer set forth in the Offer Notice, (ii) accepts the offer set forth in the Offer Notice but the parties fail to enter into a written agreement for the sale of the Facility or Facilities within the Offer Period or (iii) delivers to Seller a Counter Offer Notice but the parties fail to enter into a written agreement for the sale of the Facility or Facilities within the Counter Offer Period (which "Counter Offer Period" shall, initially, be one hundred twenty (120) days from the date the Offer Notice is delivered to Customer), then Supplier shall be permitted, commencing upon the rejection of the Offer Notice or upon the failure to enter into a written agreement for the sale of the Facility or Facilities within the Offer Period or Counter Offer Period and continuing for the next one hundred fifty (150) days, to sell the Facility or Facilities to any person or entity (i) at a price (taking into consideration all credits and other discounts) which is not less than ninety percent (90%) of the price set forth in the Offer Notice or, in the case of a Counter Offer Notice, at a price (taking into consideration all credits and other discounts) not less than the price set forth in the Counter Offer Notice and (ii) on such other terms and conditions not materially more favorable to the purchaser than those contained in the initial Offer Notice. If, at the end of such one hundred fifty (150) day period, Supplier has not entered into an agreement for the sale of the Facility or Facilities, or sooner in the event Supplier elects to reduce the price or other terms and conditions below the minimum levels referred to above, Customer shall again have the right of first offer to purchase the Facility or Facilities as set forth herein; provided, however, that the Offer Period shall be reduced to thirty (30) days and the Counter Offer Period shall be reduced to sixty (60) days.

        (B)  Nothing in Section 17(q) of this Agreement is intended to grant a right of first offer to Customer in connection with any sale, assignment or other transfer of (i) any machinery or equipment separate from the real estate, (ii) any group of assets of Supplier that includes one or more of the Facilities along with other facilities or other assets of Supplier or (iii) any direct or indirect ownership interest in Supplier; provided, however, that if the fair market value of the Facility or Facilities included within any group of assets referred to in the preceding clause (ii) constitutes at least seventy-five percent (75%) of the aggregate fair market value of the entire group of assets, then Customer shall have a right of first offer under this Section 17(q) with respect to the Facility or Facilities included within such group, but not with respect to any of the other facilities or other assets of Supplier included within such group.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SUPPLIER:		CUSTOMER:
CF INDUSTRIES, INC.		GROWMARK, INC.
By:	/s/ STEPHEN R. WILSON	By:	/s/ STEVEN J. BARWICK
Name:	Stephen R. Wilson	Name:	Steven J. Barwick
Title:	President and Chief Executive Officer	Title:	Vice President, Corporate Marketing and Operations

Schedule A

Performance Incentives

Incentive No. 1

Type: Actual purchase volume versus Sales Target Volume

Description: Incentive earned on a Product if (i) that Product is purchased in accordance with the Take Pattern and (ii) the total volume of that Product purchased for a Contract Year equals a minimum percentage of that Product's Sales Target Volume.

Product: Ammonia, urea, UAN solution (as equivalent 28%), DAP, MAP

Time of Payment: Forty-five (45) days after the end of a quarter or semi-annual period, unless actual shipment of the Product purchased enabling the Customer to earn the incentive occurs after the expiration of the quarter or semi-annual period, whereby payment will then be made 45 days from the date of actual shipment.

Incentive Allowance by Product:

  A)    Quarterly: If total purchases for a specific quarter (January through March, etc.) of a Contract Year for a specific Product are equal to or greater than 95% of that Product's Sales Target Volume for that time period as set forth in the Take Pattern, the quarterly incentive allowance for such Product (see Table I) will be paid on the actual volume purchased for shipment for that Product for that time period. This incentive applies for urea, UAN solution (as equivalent 28%), DAP, and MAP.

  B)    Semi-Annual: If total purchases for a specific half of a Contract Year (January through June, etc.) for ammonia are equal to or greater than 95% of the Sales Target Volume for that time period as set forth in the Take Pattern, the semi-annual incentive allowance (see Table IA) will be paid on the actual volume purchased for shipment for that time period.

  C)    Base: If total purchases for a specific Product are equal to or greater than 95% of the Sales Target Volume for that Product for the Contract Year, a base incentive allowance for such Product (see Tables I and IA) will be paid on 95% of the Sales Target Volume for that Product for the Contract Year.

  D)    Annual: If total purchases for a specific Product are greater than 95% of the Sales Target Volume for that Product for the Contract Year, an annual incentive allowance for such individual Product (see Tables I and IA) will be paid on all purchases above 95% of the Sales Target Volume for the Contract Year.

Table I
$ Per Ton

	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Base	Annual
Urea	*****	*****	*****	*****	*****	*****
UAN-28	*****	*****	*****	*****	*****	*****
DAP/MAP	*****	*****	*****	*****	*****	*****

Table IA
$ Per Ton

	Half 1	Half 2	Base	Annual
Ammonia	*****	*****	*****	*****

Exclusion: Ammonia purchases from Supplier's Tampa Ammonia terminal, UAN solution purchases from Supplier's terminals at Baltimore, Chesapeake, Wilmington and any future East Coast or Canadian terminal, any UAN solution vessel purchases delivered to US East Coast and Eastern Canada, and urea purchases sold under a turf agreement—both actual and Sales Target Volume amounts—are excluded from all calculations for incentive allowances available per Performance Incentive No. 1.

Incentive No. 2

Type: Timing of actual purchases under Supplier's Forward Pricing Program (FPP)

Description: Incentive earned on a Product if (i) that Product is purchased in accordance with the terms and conditions of Supplier's FPP and (ii) a minimum period of time exists between the date the Customer places the order and the first day of the contract ship month as defined in Table II.

Product: Ammonia, urea, UAN solution (as equivalent 28%)

Time of Payment: No later than forty-five (45) days after the end of the Contract Year in which the Product was scheduled for shipment (i.e., contract ship month)

Incentive Allowance by Product:

Table II
$ Per Ton

No. Of Months between Order Date on FPP & 1st Day of Contract Ship Month
	12 months or greater	Greater than 6 months but less than 12 months	Greater than 4 months but less than or equal to 6 months	Greater than or equal to 1 months but less than or equal to 4 months
Ammonia	*****	*****	*****	*****
Urea	*****	*****	*****	*****
UAN-28	*****	*****	*****	*****

Exclusion: Ammonia purchases from Supplier's Tampa Ammonia terminal, UAN solution purchases from Supplier's terminals at Baltimore, Chesapeake, Wilmington and any future East Coast or Canadian terminal, any UAN solution vessel purchases delivered to US East Coast and Eastern Canada, and urea purchases sold under a turf agreement—both actual and Sales Target Volume amounts—are excluded from all calculations for incentive allowances available per Performance Incentive No. 2.

Incentive No. 3

Type: Actual purchase volumes under Supplier's Forward Pricing Program

Description: Incentive earned on a Product if Customer purchases a minimum of 25% of that Product's Sales Target Volume for a Contract Year in accordance with the terms and conditions of the Supplier's FPP. Only those tons with a contract ship month which falls within the current Contract Year, and only those tons purchased in accordance with the terms and conditions of the Supplier's FPP are eligible for this incentive. If the minimum (or next threshold level e.g., 51%) is satisfied, the then applicable per ton Product incentive is earned on the total eligible volume.

Product: Ammonia, urea, UAN solution (as equivalent 28%), DAP, MAP

Time of Payment: No later than forty-five (45) days after the end of a Contract Year.

Incentive Allowance by Product:

Table III
$ Per Ton

FPP tons as a Percent of Annual Sales Target Volume
	25 % or greater but less than or equal to 50%	Greater than 50% but less than or equal to 75%	Greater than 75%
Ammonia	*****	*****	*****
Urea	*****	*****	*****
UAN-28	*****	*****	*****
DAP/MAP	*****	*****	*****

Exclusion: Ammonia purchases from Supplier's Tampa Ammonia terminal, UAN solution purchases from Supplier's terminals at Baltimore, Chesapeake, Wilmington and any future East Coast or Canadian terminal, any UAN solution vessel purchases delivered to US East Coast and Eastern Canada, and urea purchases sold under a turf agreement—both actual and Sales Target Volume amounts—are excluded from all calculations for incentive allowances available per Performance Incentive No. 3.

Incentive No. 4

Type: Requirement Volume above Contract Minimum

Description: Incentive earned for establishing, for any specific Product as of June 1 preceding a Contract Year, a Requirement Volume equal to or greater than 80% of the Sales Target Volume. This multiplier percentage is specific by Product and is available for application to Incentives No.1, No.2, and No.3

Product: Ammonia, urea, UAN solution (as equivalent 28%), DAP, MAP

Time of Payment: The multiplier incentive (Table IV) will be applied to each incentive allowance (i.e., Incentives No. 1 through No. 3) whenever a particular incentive allowance is calculated and determined for payment. This incentive will be paid whenever the incentive allowances under No. 1 through No. 3 are paid.

Multiplier Percentage Incentive:

Table IV
Multiplier Percentage

Requirement Volume as a % of Sales Target Volume	Multiplier Percentage
Equal to or greater than 80%	*****%

Incentive No. 5

Type: Quantity discount for overall volume

Description: Incentive earned on Product purchased for a Contract Year if the volume of Product purchased (i) exceeds certain threshold volumes (Table V) and (ii) is equal to or greater than 80 percent of the Sales Target Volume for each Product. No incentive is paid unless the overall volume for all Products in a Contract Year is 300,000 tons or greater.

Product: Ammonia, urea, UAN solution (as equivalent 28%), DAP, MAP

Time of Payment: Forty-five (45) days after the end of a Contract Year, unless actual shipment of the Product purchased enabling the Customer to earn the incentive occurs after the expiration of the Contract Year, whereby payment will then be made 45 days from the date of shipment.

Incentive Allowance:

Table V
Quantity Discount on Overall Purchases

Overall Annual Tonnage Purchased by Customer	Incentive
Equal to or greater than 300,000 but equal to or less than 500,000	$*****/ton on all tons
Greater than 500,000 but equal to or less than 1,500,000	$*****/ton on first 500,000 tons plus $*****/ton on all tons above 500,000 tons but equal to or less than 1,500,000 tons
Greater than 1,500,000 but equal to or less than 2,000,000	$*****/ton on first 1.5 million tons plus $*****/ton on all tons above 1.5 million tons but equal to or less than 2.0 million tons
Greater than 2,000,000	$*****/ton on first 2.0 million tons plus $*****/ton on all tons above 2.0 million tons

Exclusion: Ammonia purchases from Supplier's Tampa Ammonia terminal, and Urea volumes sold under a turf agreement are excluded from both actual purchase volumes and the Sales Target Volume, and are excluded from all calculations for incentive allowances per Performance Incentive No. 5. UAN solution volumes sold from Supplier's terminals at Baltimore, Chesapeake, Wilmington and any future East Coast or Canadian terminal, and any UAN solution vessel purchases delivered to US East Coast and Eastern Canada will be added to the volume purchased by Customer only for determining if Customer has satisfied the minimum threshold volume of 300,000 tons required per Performance Incentive No. 5, but those purchases will not be entitled to any per ton incentive available per Performance Incentive No. 5.

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  Exhibit 10.2
MULTIPLE YEAR CONTRACT FOR THE PURCHASE AND SALE OF FERTILIZER
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